Exhibit 3.1

JAGUAR HEALTH, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES N PERPETUAL PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned, Lisa A. Conte and Carol R. Lizak, do hereby certify that:

1. They are the Chief Executive Officer/President and Chief Financial Officer, respectively, of Jaguar Health, Inc., a Delaware corporation (the “Corporation”).

2. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 4,475,074 shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of 2,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights, powers, property, or other lawful consideration and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF SERIES N PERPETUAL PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Certificate” means this Certificate of Designation.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s voting common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, Preferred Stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Deemed Liquidation Event” shall have the meaning set forth in Section 5(b).

“Definitive Agreement Date” means the date of the definitive agreement with respect to the first of such aggregated transactions for the sale and issuance of the shares of Series N Preferred Stock.

“Delaware Courts” shall have the meaning set forth in Section 12(b).

“Equity Securities” means Common Stock, Common Stock Equivalents, Preferred Stock and any option, warrant, or right to subscribe for, acquire or purchase Common Stock or Preferred Stock.

“Exchange Cap” means the maximum number of Exchange Shares and Forced Redemption Shares, in aggregate, that could be issued to Holders without violating The Nasdaq Capital Market rules related to the aggregation of offerings under Nasdaq Listing Rule 5635(d), if applicable. The Exchange Cap shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

“Mandatory Exchange Conditions” mean: (a) with respect to the applicable Exchange Date, all of the Exchange Shares would be (i) registered for trading under applicable federal and state securities laws, (ii) freely tradable under Rule 144, or (iii) otherwise freely tradable without the need for registration under any applicable federal or state securities laws; (b) the applicable Mandatory Exchange Shares would be eligible for immediate resale by Holder; (c) no Event of Default shall have occurred hereunder; (d) the Common Stock is trading on Nasdaq, NYSE, OTCQB or OTCQX as of the applicable Exchange Date; and (e) the closing price of the Common Stock on the Trading Day immediately prior to the applicable Exchange Date is equal to or greater than the Exchange Price.

“Exchange Date” means the date that an Exchange Notice is delivered by the Corporation to a Holder.

“Exchange Notice” means a notice delivered by the Corporation to a Holder specifying the number of shares of Series N Preferred Stock to be exchanged and the number of Mandatory Exchange Shares to be issued.

“Exchange Price” for each share of Series N Preferred Stock shall be, unless otherwise provided in this Certificate, equal to $1.20, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the Original Issue Date.

“Exchange Ratio” for each share of Series N Preferred Stock shall be equal to the Stated Value divided by the applicable Exchange Price.

“Exchange Shares” means, collectively, the Mandatory Exchange Shares and the Mutual Exchange Shares issued and issuable upon exchange of the shares of Series N Preferred Stock.

“Fundamental Transaction” means: (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person other than any subsidiary or any Affiliate of the Corporation, whereby the stockholders of the Corporation immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), (vi) the sale or spin-off of any Subsidiaries, and (vii) a Deemed Liquidation Event (as defined below). For the avoidance of doubt, any license agreement entered into in the ordinary course of business by the Corporation or any Subsidiary will not be considered a Fundamental Transaction.

“Holder” shall have the meaning given such term in Section 2.

“Junior Stock” means the Common Stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which Series N Preferred Stock has preference or priority in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Liquidation Event” shall have the meaning set forth in Section 5.

“Maximum Percentage” means 19.99% of the number of shares of Common Stock outstanding on such date (including for such purpose the shares of Common Stock issuable upon such issuance). For purposes of calculating the Maximum Percentage, beneficial ownership of Common Stock will be determined pursuant to Section 13(d) of the 1934 Act.

“Minimum Price” means, with respect to a given date, the lower of: (i) the Nasdaq official closing price (as reflected on Nasdaq.com) immediately preceding such date or (ii) the average Nasdaq official closing price of the Common Stock (as reflected on Nasdaq.com) for the five (5) Trading Days immediately preceding such date.

“Original Issue Date” means the date of the first issuance of any shares of the Series N Preferred Stock regardless of the number of transfers of any particular shares of Series N Preferred Stock.

“Parity Stock” means the Series L Perpetual Preferred Stock, par value of $0.0001 per share, of the Corporation, the Series M Perpetual Preferred Stock, par value of $0.0001 per share, of the Corporation, and any class or series of stock of the Corporation hereafter authorized that ranks equally with the Series N Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” means any class or series of preferred stock issued by the Corporation.

“Required Holders” means the Holders of at least a majority of the outstanding Series N Preferred Stock.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Stock” means any class or series of stock of the Corporation hereafter authorized which has preference or priority over the Series N Preferred Stock in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Series N Preferred Stock” shall have the meaning set forth in Section 2.

“Stated Value” means $2,500.00.

“Stockholder Approval” means such approval as required by the applicable Nasdaq Stock Market Rules by the stockholders of the Corporation with respect to the exchange and/or redemption of shares of Series N Preferred Stock and the issuance of the shares of Common Stock issuable upon exchange and/or redemption of the Series N Preferred Stock.

“Subsidiaries” means any wholly- or partially-owned subsidiaries of the Corporation that exist now or may be created in the future.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“Transfer Agent” means Equiniti Trust Company, LLC, the current transfer agent of the Corporation with a mailing address of 55 Challenger Road, Floor 2, Ridgefield Park, NJ 07660 and an electronic mailing address of helpast@equiniti.com, and any successor transfer agent of the Corporation.

Section 2. Designation, Amount and Par Value. This series of preferred stock shall be designated as Series N Perpetual Preferred Stock (the “Series N Preferred Stock”) and the number of shares so designated shall be Two Thousand (2,000) (each holder of the Series N Preferred Stock a “Holder” and collectively, the “Holders”). Each share of Series N Preferred Stock shall have a par value of $0.0001 per share. The Series N Preferred Stock will initially be issued in book-entry form.

Section 3. Dividends. Holders will not be entitled to receive any dividends on shares of Series N Preferred Stock.

Section 4. Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Series N Preferred Stock shall vote together with shares of Common Stock on an as-converted basis from time to time, and not as a separate class, at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as holders of shares of the Common Stock, in either case upon the following basis: each share of the Series N Preferred Stock shall be entitled to such number of votes equal to the quotient obtained by dividing (i) the Stated Value by (ii) the Minimum Price of the Common Stock on the Definitive Agreement Date. In addition, as long as any shares of Series N Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series N Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series N Preferred Stock or alter or amend this Certificate or (b) enter into any agreement with respect to any of the foregoing.

Notwithstanding the foregoing in this Section 4, in no event shall a Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) be entitled to vote, on an as-converted basis and in aggregate with respect to any shares of Common Stock and preferred stock of the Corporation beneficially owned by such Holder or any Affiliates or Attribution Parties of such Holder, more than 19.99% of the Corporation’s outstanding shares of Common Stock as of the applicable record date (the “Voting Cap”). The Voting Cap shall be appropriately adjusted for any stock splits, reverse stock splits, stock dividends, reclassifications, reorganization, recapitalizations or other similar transaction.

Section 5. Liquidation Rights.

(a) Preferential Payments to Holders of Series N Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined below) (each, a “Liquidation Event”), each share of Series N Preferred Stock shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series N Preferred Stock upon any such Liquidation Event and the rights of the Corporation’s depositors and other creditors, an amount per share of Series N Preferred Stock equal to the Stated Value at such time (as applicable, the “Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation (other than a Chapter 7 bankruptcy) or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Liquidation Amount, the Holders of shares of Series N Preferred Stock and the holders of all Parity Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. Following the payment of the Liquidation Amount, if there are any remaining assets of the Corporation available for distribution to its stockholders, the Series N Preferred Stock shall not participate in such distributions. Notwithstanding the foregoing, if in the event of a dissolution or winding up of the Corporation in connection with a Chapter 7 bankruptcy, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Liquidation Amount, the Holders with respect to their shares of Series N Preferred Stock shall be entitled to receive out of such assets the same amount that each share of the Common Stock would receive as if each outstanding share of Series N Preferred Stock were, immediately prior to the applicable record date, fully converted (disregarding solely for such purposes any conversion or exchange limitations hereunder) to shares of Common Stock by dividing (i) Liquidation Amount by (ii) the Exchange Price, which amounts shall be paid pari passu with all holders of Common Stock.

(b) Deemed Liquidation Events.

(i)	Definition. Each of the following events shall be considered a “Deemed Liquidation Event”:

(A)

a merger or consolidation in which the Corporation is a constituent party and in which the stockholders of the Corporation immediately prior to such merger or consolidation do not continue to hold a majority of the voting power of the Corporation or any successor entity following such merger or consolidation; or

(B)

the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

(c) Effecting a Deemed Liquidation Event. The Corporation shall not have the power to effect a Deemed Liquidation Event unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement’) provides that the consideration payable to the Series N Preferred Stock shall be allocated in accordance with Section 5(a).

(d) Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the Holders upon any such merger, consolidation, sale, transfer, exclusive license, or other disposition shall be the cash or the value of the property, rights or securities paid or distributed to such Holders by the Corporation or the acquiring person, firm or other entity. The value of such property, right or securities shall be determined in good faith by the Board.

(e) Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the Holders is payable only upon satisfaction of contingencies (the “Additional Consideration”), the merger agreement or other agreement related to such event shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the ‘‘Initial Consideration”) shall be allocated among the Holders in accordance with Section 5(a) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the Holders upon satisfaction of such contingencies shall be allocated among the Holders in accordance with Section 5(a) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

Section 6. Conversion Rights. Series N Preferred Stock shall not be convertible into Common Stock or any other security of the Corporation, and does not otherwise have any conversion rights.

Section 7. Reserved.

Section 8. Exchange Rights.

(a) Company Mandatory Exchange Right. The Corporation has the right to exchange, at any time after the Stockholder Approval is obtained and from time to time, at the Corporation’s sole discretion, part or all of the then outstanding shares of Series N Preferred Stock held by any Holder for shares of Common Stock (the “Mandatory Exchange Shares”) at the Exchange Ratio (the “Mandatory Exchange”). Notwithstanding the foregoing, the Corporation will not have the right to consummate a Mandatory Exchange if: (a) the Stockholder Approval is not obtained, (b) the issuance of such Mandatory Exchange Shares would cause such Holder, together with its Affiliates, to beneficially own in excess of the Maximum Percentage immediately after giving effect to the issuance of the Mandatory Exchange Shares; or (c) any of the Mandatory Exchange Conditions has not been satisfied as of the applicable Exchange Date. Following delivery of an Exchange Notice, the Corporation may not deliver another Exchange Notice to a Holder for at least three (3) Trading Days.

(b) Mutual Exchange Right. At any time and from time to time after the date that Stockholder Approval is obtained, the Company and any Holder may mutually agree to exchange part or all of the then outstanding shares of Series N Preferred Stock held by such Holder for shares of Common Stock (the “Mutual Exchange Shares”) pursuant to Section 3(a)(9) of the Securities Act at a price per share equal to the Minimum Price of the Common Stock as of the date of the agreement for such exchange.

(c) Fractional Shares. The Corporation shall have the authority to issue fractional shares of Series N Preferred Stock.

(d) Transfer Taxes and Expenses. The issuance of Exchange Shares on exchange of this Series N Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Exchange Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Exchange Shares upon exchange in a name other than that of the Holders of such shares of Series N Preferred Stock and the Corporation shall not be required to issue or deliver such Exchange Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Exchange and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Exchange Shares.

Section 9. Reserved.

Section 10. Covenants. Until such time as no shares of Series N Stock remain outstanding, the Corporation, and as applicable, its Subsidiaries, will at all times comply with the following covenants:

(a) The Corporation will timely file on the applicable deadline all reports required to be filed with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act, and will take all reasonable action under its control to ensure that adequate current public information with respect to the Corporation, as required in accordance with Rule 144 of the Securities Act, is publicly available, and will not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

(b) The Corporation will cause the Common Stock to be listed or quoted for trading on any of NYSE, NYSE American, Nasdaq, CBOE, OTCQB or OTCQX until a Fundamental Transaction.

(c) The Corporation shall ensure that, until a Fundamental Transaction, trading in the Common Stock will not be suspended, halted, chilled, frozen, reach zero bid or otherwise cease trading on the Corporation’s principal trading market for a period of more than five (5) consecutive Trading Days.

(d) The Corporation shall not enter into any agreement or otherwise agree to any covenant, condition, or obligation that locks up, restricts in any way or otherwise prohibits the Corporation from issuing Equity Securities to any Holder or any Affiliate of any Holder pursuant to this Certificate.

The covenants set forth in Section 10(d) will also apply to all Subsidiaries.

Section 11. Covenant Default.

(a) Event of Default. The Required Holders may elect to declare an “Event of Default” if any of the following conditions or events shall occur and be continuing:

(i) The Corporation or any Subsidiary fails to fully comply with any covenant, obligation or agreement of the Corporation or any Subsidiary in this Certificate (other than payment or issuance defaults which are addressed in subparagraph (ii) below), and such failure, if known to the Required Holders and reasonably possible of cure, is not cured within thirty (30) calendar days following notice to cure from the Required Holders;

(ii) The Corporation fails to pay any amount due and payable to the Holders pursuant to and as required by this Certificate, and such failure, if known to the Holders and reasonably possible of cure, is not cured within five (5) Trading Days following notice of notice to cure from the Required Holders;

(iii) The Corporation shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator; (2) make a general assignment for the benefit of the Corporation’s creditors; or (3) commence a voluntary case under the U.S. Bankruptcy Code as now and hereafter in effect, or any successor statute; or

(iv) a proceeding or case shall be commenced, without the application or consent of the Corporation, in any court of competent jurisdiction, seeking (1) liquidation, reorganization or other relief with respect to it or its assets or the composition or readjustment of its debts, or (2) the appointment of a trustee, receiver, custodian, liquidator or the like of any substantial part of its assets, and, in each case, such proceedings or case shall remain uncontested for 30 days or shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days, if in the United States, or 90 days, if outside of the United States; or an order for relief against the Corporation shall be entered in an involuntary case under any bankruptcy, insolvency, composition, readjustment of debt, liquidation of assets or similar Law of any jurisdiction.

(b) Consequences of Events of Default. If an Event of Default has occurred (i) the Required Holders may, by notice to the Corporation (the “Notice of the Forced Redemption”), force the Corporation to redeem all of the issued and outstanding shares of Series N Preferred Stock then held by the Holders for a price equal to (1) the Stated Value of all such shares of Series N Preferred Stock, with such Stated Value to be paid in such number of shares of Common Stock equal to the quotient obtained by dividing the Stated Value by the Exchange Price; plus (2) any and all other amounts (the “Other Amounts”) due and payable to the Holders pursuant to this Certificate, with such Other Amounts to be paid in such number of shares of Common Stock equal to the quotient obtained by dividing the Other Amounts by the Exchange Price (with the shares of Common Stock issuable pursuant to aforementioned sub-sections (1) and (2), collectively, the “Forced Redemption Shares”); (ii) the Holders shall have the right to pursue any other remedies that the Required Holders may have under applicable law and/or in equity; and (iii) the Holders shall have the right to seek and receive injunctive relief from a court prohibiting the Corporation from issuing any of its Common Stock or Preferred Stock to any party unless the all shares of Series N Preferred Stock owned by the Holders are redeemed in full simultaneously with such issuance. Notwithstanding the foregoing, Holder will not have the right to force the Corporation to redeem any shares of Series N Preferred Stock and issue any Forced Redemption Shares if: (a) the Stockholder Approval is not obtained; or (b) the issuance of such Forced Redemption Shares would cause such Holder, together with its Affiliates, to beneficially own in excess of the Maximum Percentage immediately after giving effect to the issuance of the Forced Redemption Shares. For the avoidance of doubt, any Forced Redemption Shares that would cause the Holder to exceed the Maximum Percentage shall be held in abeyance and shall not be issued until such time, if ever, as the Holder’s right to receive such shares would not result in a violation of the Maximum Percentage.

(c) Expenses. In the event that any Holder incurs expenses in the enforcement of its rights hereunder, including but not limited to reasonable attorneys’ fees, then the Corporation shall immediately reimburse such Holder the reasonable costs thereof.

Section 12. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention: Chief Executive Officer, facsimile number (415) 371-8311, with a copy sent to attention of the Corporation’s Chief Financial Officer, facsimile number (415) 371-8311, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 12(a). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each record Holder at the facsimile number, or address of such Holder appearing on the books of the Corporation. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section 12(a) prior to 5:30 p.m. (New York City time) on any Trading Day, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section 12(a) on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. The rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Certificate or any amendments thereto. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate (whether brought against a party hereto or its respective Affiliates, directors, officers, stockholders, employees or agents) shall be commenced in the state and federal courts sitting in the State of Delaware (the “Delaware Courts”).

(c) Uncertificated Shares. The shares of Series N Preferred Stock shall be uncertificated.

(d) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(e) Severability. If any provision of this Certificate is invalid, illegal or unenforceable, the balance of this Certificate shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(f) Next Trading Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Trading Day, such payment shall be made or other obligation performed on the next succeeding Trading Day.

(g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate and shall not be deemed to limit or affect any of the provisions hereof.

(h) Status of Exchanged or Redeemed Preferred Stock. Any shares of Series N Preferred Stock that are exchanged, redeemed or otherwise acquired by the Corporation or any of its subsidiaries in accordance with the terms of this Certificate shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transfer as shares of Series N Preferred Stock, and shall resume the status of authorized but unissued shares of preferred stock and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series N Preferred Stock accordingly.

(i) Amendment. In addition to any other vote or consent required by the Certificate of Incorporation (including this Certificate) or required by law, any of the provisions, terms, rights, powers, preferences and other terms of the Series N Preferred Stock set forth herein may be amended or waived on behalf of all Holders of Series N Preferred Stock by the affirmative written consent or vote of the Holders of at least a majority of the shares of Series N Preferred Stock then outstanding.

(j) Maximum Percentage. Notwithstanding anything herein to the contrary, in no event may shares of Common Stock be issued to any Holder that would cause such Holder’s beneficial ownership to exceed the Maximum Percentage.

(k) No Cash Redemption. Notwithstanding anything herein to the contrary, in no event may the Corporation redeem any shares of Series N Preferred Stock then outstanding by cash.

*********************

RESOLVED, FURTHER, that the chief executive officer, the president, the chief financial officer or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 9th day of September, 2025.

/s/ Lisa A. Conte	/s/ Carol R. Lizak
Name: Lisa A. Conte	Name: Carol R. Lizak
Title: Chief Executive Officer and President	Title: Chief Financial Officer